CSW Industrials Reports Record Fiscal 2025 First Quarter Results Delivering All-Time Highs for Quarterly Revenue, Net Income, Earnings per Diluted Share, EBITDA, and Operating Cash Flow

DALLAS, July 31, 2024 (GLOBE NEWSWIRE) - CSW Industrials, Inc. (Nasdaq: CSWI or the "Company") today reported record results for the fiscal 2025 first quarter period ended June 30, 2024.

Fiscal 2025 First Quarter Highlights (comparisons to fiscal 2024 first quarter)

•Total revenue increased 11.2% to $226.2 million, driven by organic growth of 7.7% and inorganic growth of 3.5% from the recent acquisition of Dust Free
•Net income attributable to CSWI increased 26.1% to $38.6 million, compared to $30.6 million
•Earnings per diluted share (EPS) increased 25.4% to $2.47, compared to $1.97
•EBITDA grew 19.9% to $65.3 million, including margin expansion of 210 bps to 28.9%
•Cash flow from operations increased 24.7% to $62.7 million, compared to $50.3 million
•Paid down $51.0 million of debt, further improving the strength of the balance sheet, resulting in a leverage ratio (Debt to EBITDA), in accordance with our credit facility, of 0.49x

Comments from the Chairman, President, and Chief Executive Officer

Joseph B. Armes, CSW Industrials’ Chairman, President, and Chief Executive Officer, commented, "Once again, superior execution by our team has resulted in record financial results for the fiscal first quarter of 2025. CSWI's record revenue for the quarter was fueled by organic unit volume growth, pricing initiatives, and enhanced by our strategic acquisition of Dust Free. We further enhanced our healthy gross margin and drove record profitability while delivering record cash flow for the quarter. We continue to deliver on our commitment to build long-term shareholder value through disciplined capital allocation and by consistently outperforming the markets we serve."

Fiscal 2025 First Quarter Consolidated Results

Fiscal first quarter revenue was $226.2 million, a $22.8 million or 11.2% increase over the prior year period. Total revenue growth included $15.7 million of organic growth contributed from Contractor Solutions and Engineered Building Solutions (7.7% of the total 11.2% growth), with the remainder contributed by the Dust Free acquisition, which is reported in the Contractor Solutions segment. In the current quarter, volume growth drove most of the revenue growth, while pricing initiatives and acquisition revenue also contributed.

Gross profit in the fiscal first quarter was $107.4 million, representing 16.6% growth over $92.2 million in the prior year period. Gross profit margin expanded 220 bps to 47.5%,

compared to 45.3% in the prior year period. The gross profit margin increase was primarily a result of favorable product mix, volume leverage, and pricing initiatives.

Operating expenses as a percentage of revenue were 23.2% in the current period, which was slightly above the prior year period of 23.1%. Operating expenses were $52.4 million in the current year period, compared to $47.0 million in the prior year period and was in line with our revenue growth as we made investments related to employees, integration, and the Dust Free acquisition.

Operating income in the current period was $55.1 million, compared to $45.2 million in the prior year period. Operating income as a percent of revenue was 24.3% in fiscal 2025 first quarter, compared to 22.2% in the prior year period. The 210 bps improvement in operating income margin was a result of the previously mentioned improvement in the gross profit margin while holding operating expenses relatively flat as a percentage of revenue.

Net income attributable to CSWI (net of non-controlling interest in the joint venture) increased 26.1% to $38.6 million, compared to the prior year period of $30.6 million, and EPS increased 25.4% to $2.47, compared to $1.97 in the prior year period.

Fiscal 2025 first quarter EBITDA increased 19.9% to $65.3 million, up from $54.4 million in the prior year period. EBITDA margin expanded 210 bps to 28.9%, compared to 26.8% in the prior year period.

During the fiscal first quarter, the Company paid down $51.0 million of debt, utilizing the record quarterly cash flows from operations of $62.7 million. The resulting leverage ratio (Debt to EBITDA) for the Company, in accordance with our credit facility, was 0.49x.

Following quarter-end, the Company announced its twenty-second consecutive regular quarterly cash dividend. This dividend of $0.21 per share will be paid on August 9, 2024, to shareholders of record on July 26, 2024.

The Company’s effective tax rate for the fiscal first quarter was 26.4%.

Fiscal 2025 First Quarter Segment Results

The Contractor Solutions segment revenue was $160.4 million, a $20.5 million or 14.6% increase over the prior year period, comprised of organic growth of $13.3 million (9.5% of the total 14.6% growth) driven by increased unit volumes and pricing, and inorganic growth from the recently acquired Dust Free business of $7.2 million. As compared to the prior year period, net revenue growth was driven by the HVAC/R, architecturally-specified building products, general industrial, and plumbing end markets. Segment operating income improved to $49.9 million, compared to $39.7 million in the prior year period. The incremental profit resulted from revenue growth, gross profit leverage, and the inclusion of recently acquired Dust Free and was partially offset by increased spending on business integrations, strategic development activities, and employee compensation. Segment operating income margin in the fiscal first quarter was 31.1%, compared to 28.3% in the prior year period. Segment EBITDA in the fiscal first quarter was $58.3 million, or 36.3% of revenue, compared to $46.7 million, or 33.4% of revenue in the prior year period.

The Specialized Reliability Solutions segment revenue was $36.8 million, a $0.9 million or 2.4% decrease from the prior year period. Decreased net revenue was driven by a contraction in the mining and energy end markets. Segment operating income improved to $7.2 million, as compared to $7.0 million in the prior year period, an increase of 2.7%. Segment operating income margin in the fiscal first quarter was 19.4%, compared to the prior year period of 18.5% as a result of a favorable inventory adjustment. Segment EBITDA improved by 0.6% to $8.5 million in the fiscal first quarter, with an EBITDA margin of 23.1% as compared to 22.4% in the prior year period.

The Engineered Building Solutions segment revenue was $30.9 million, a 12.0% increase compared to $27.6 million in the prior year period, driven by commercial initiatives. Segment operating income was $5.7 million, or 18.5% of revenue, compared to the prior year period of $4.3 million, or 15.4% of revenue, due to expense and volume leverage. Segment EBITDA and EBITDA margin also improved to $6.2 million and 20.1% in the fiscal first quarter, compared to $4.7 million and 17.1% in the prior year period.

Conference Call Information

The Company will host a conference call today at 10:00 a.m. ET to discuss the results, followed by a question-and-answer session for the investment community. A live webcast of the call can be accessed at https://cswindustrials.gcs-web.com/. To access the call, participants may dial 1-877-407-0784, international callers may use 1-201-689-8560, and request to join the CSW Industrials earnings call.

A telephonic replay will be available shortly after the conclusion of the call and until Wednesday, August 14, 2024. Participants may access the replay at 1-844-512-2921, international callers may use 1-412-317-6671, and enter access code 13747993. The call will also be available for replay via webcast link on the Investors portion of the CSWI website www.cswindustrials.com.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Words or phrases such as "may," "should," "expects," "could," "intends," "plans," "anticipates," "estimates," "believes," "forecasts," "predicts" or other similar expressions are intended to identify forward-looking statements, which include, without limitation, earnings forecasts, effective tax rate, statements relating to our business strategy and statements of expectations, beliefs, future plans and strategies and anticipated developments concerning our industry, business, operations, and financial performance and condition.

The forward-looking statements included in this press release are based on our current expectations, projections, estimates, and assumptions. These statements are only predictions, not guarantees. Such forward-looking statements are subject to numerous risks and uncertainties that are difficult to predict. These risks and uncertainties may cause actual results to differ materially from what is forecast in such forward-looking statements, and include, without limitation, the risk factors described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K.

All forward-looking statements included in this press release are based on information currently available to us, and we assume no obligation to update any forward-looking statement except as may be required by law.

Non-GAAP Financial Measures

This press release includes an analysis of adjusted diluted earnings per share attributable to CSWI, adjusted net income attributable to CSWI, adjusted operating income and free cash flows, which are non-GAAP financial measures of performance. Attributable to CSWI is defined to exclude the income attributable to the non-controlling interest in the Whitmore JV.

CSWI utilizes adjusted EBITDA (earnings before interest, tax, depreciation and amortization) as an additional consolidated, non-GAAP financial measure, which consists of consolidated net income including income attributable to the non-controlling interest in the Whitmore JV, adjusted to remove the impact of income taxes, interest expense, depreciation, amortization and impairment, and significant nonrecurring items.

For a reconciliation of these measures to the most directly comparable GAAP measures and for a discussion of why we consider these non-GAAP measures useful, see the “Reconciliation of Non-GAAP Measures” section of this release.

About CSW Industrials, Inc.

CSW Industrials is a diversified industrial growth company with industry-leading operations in three segments: Contractor Solutions, Specialized Reliability Solutions, and Engineered Building Solutions. CSWI provides niche, value-added products with two essential commonalities: performance and reliability. The primary end markets we serve with our well-known brands include: HVAC/R, plumbing, general industrial, architecturally-specified building products, energy, mining, and rail transportation. For more information, please visit www.cswindustrials.com.

Investor Relations

Alexa Huerta
Vice President, Investor Relations and Treasurer
214-489-7113
alexa.huerta@cswindustrials.com

CSW INDUSTRIALS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended June 30,
(Amounts in thousands, except per share amounts)	2024	2023
Revenues, net	$226,177	$203,360
Cost of revenues	(118,756)	(111,193)
Gross profit	107,421	92,167
Selling, general and administrative expenses	(52,361)	(46,961)
Operating income	55,060	45,206
Interest expense, net	(2,520)	(4,009)
Other income, net	260	314
Income before income taxes	52,800	41,511
Provision for income taxes	(13,950)	(10,455)
Net income	38,850	31,056
Less: Income attributable to redeemable noncontrolling interest	(259)	(445)
Net income attributable to CSW Industrials, Inc.	$38,591	$30,611

Net income per share attributable to CSW Industrials, Inc.
Basic	$2.48	$1.97
Diluted	2.47	1.97

Weighted average number of shares outstanding:
Basic	15,534	15,520
Diluted	15,596	15,547

CSW INDUSTRIALS, INC.
CONSOLIDATED BALANCE SHEETS

	(unaudited)
(Amounts in thousands, except for per share amounts)	June 30, 2024	March 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$18,852	$22,156
Accounts receivable, net of allowance for expected credit losses of $945 and $908, respectively	143,195	142,665
Inventories, net	156,791	150,749
Prepaid expenses and other current assets	12,381	15,840
Total current assets	331,219	331,410
Property, plant and equipment, net of accumulated depreciation of $106,976 and $103,515, respectively	92,371	92,811
Goodwill	246,402	247,191
Intangible assets, net	312,898	318,819
Other assets	67,636	53,095
Total assets	$1,050,526	$1,043,326

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$55,025	$48,387
Accrued and other current liabilities	66,460	67,449
Total current liabilities	121,485	115,836
Long-term debt	115,000	166,000
Retirement benefits payable	1,103	1,114
Other long-term liabilities	143,166	125,298
Total liabilities	380,754	408,248
Commitments and contingencies
Redeemable noncontrolling interest	19,614	19,355
Equity:
Common shares, $0.01 par value	164	164
Additional paid-in capital	143,970	137,253
Treasury shares, at cost (968 and 952 shares, respectively)	(102,406)	(95,643)
Retained earnings	618,381	583,075
Accumulated other comprehensive loss	(9,951)	(9,126)
Total equity	650,158	615,723
Total liabilities, redeemable noncontrolling interest and equity	$1,050,526	$1,043,326

CSW INDUSTRIALS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three Months Ended June 30,
(Amounts in thousands)	2024	2023
Cash flows from operating activities:
Net income	$38,850	$31,056
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,622	3,239
Amortization of intangible and other assets	6,503	5,868
Provision for inventory reserves	517	2,509
Provision for credit losses	378	108
Share-based compensation	3,746	2,805
Gain on disposals of property, plant and equipment	(13)	(12)
Net pension benefit	16	17
Impairment of assets	—	92
Deferred taxes	2,084	843
Changes in operating assets and liabilities:
Accounts receivable	(998)	(4,319)
Inventories	(6,766)	2,141
Prepaid expenses and other current assets	3,438	2,443
Other assets	28	(788)
Accounts payable and other current liabilities	10,923	3,233
Retirement benefits payable and other liabilities	327	1,022
Net cash provided by operating activities	62,655	50,257
Cash flows from investing activities:
Capital expenditures	(3,101)	(4,971)
Proceeds from sale of assets	13	12
Cash paid for investments	(500)	—
Cash paid for acquisitions	(163)	(112)
Proceeds from acquisitions true-up	470	—
Net cash used in investing activities	(3,281)	(5,071)
Cash flows from financing activities:
Borrowings on line of credit	7,723	15,432
Repayments of line of credit	(58,723)	(58,432)
Purchase of treasury shares	(7,891)	(2,864)
Dividends	(3,262)	(2,947)
Net cash used in financing activities	(62,153)	(48,811)
Effect of exchange rate changes on cash and equivalents	(525)	(42)
Net change in cash and cash equivalents	(3,304)	(3,667)
Cash and cash equivalents, beginning of period	22,156	18,455
Cash and cash equivalents, end of period	$18,852	$14,788

Reconciliation of Non-GAAP Measures

We use adjusted earnings per share attributable to CSWI, adjusted net income attributable to CSWI, adjusted operating income, and adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue, cost of revenue, operating expense, operating income and net income attributable to CSWI, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. Free cash flow is a non-GAAP financial measure and is defined as cash flow from operations less capital expenditures. We also believe these measures are useful for investors to assess the operating performance of our business without the effect of non-recurring items. In the following tables, there could be immaterial differences in amounts presented due to rounding.

CSW Industrials, Inc.
Reconciliation of Net Income Attributable to CSWI to EBITDA
(unaudited)

(Amounts in thousands)	Three months ended June 30,
	2024	2023
Net Income attributable to CSWI	$38,591	$30,611
Plus: Income attributable to redeemable noncontrolling interest	259	445
Net Income	$38,850	$31,056

Adjusting Items:
Interest Expense	2,520	4,009
Income Tax Expense	13,950	10,455
Depreciation & amortization	9,932	8,915
EBITDA	$65,252	$54,435
EBITDA % Revenue	28.9%	26.8%

CSW Industrials, Inc.
Reconciliation of Segment Operating Income to Segment EBITDA
(unaudited)

(Amounts in thousands)	Three months ended June 30, 2024
	Contractor Solutions	Specialized Reliability Solutions	Engineered Building Solutions	Corporate and Other	Consolidated
Revenue, net	$160,418	$36,791	$30,893	$(1,926)	$226,177

Operating Income	$49,884	$7,150	$5,723	$(7,698)	$55,060
% Revenue	31.1%	19.4%	18.5%		24.3%

Adjusting Items:
Other income (expense)	396	(63)	(7)	(66)	260
Depreciation & amortization	7,983	1,423	485	41	9,932
EBITDA	$58,263	$8,511	$6,201	$(7,723)	$65,252
% Revenue	36.3%	23.1%	20.1%		28.9%

(Amounts in thousands)	Three months ended June 30, 2023
	Contractor Solutions	Specialized Reliability Solutions	Engineered Building Solutions	Corporate and Other	Consolidated
Revenue, net	$139,954	$37,711	$27,587	$(1,892)	$203,360

Operating Income	$39,667	$6,966	$4,260	$(5,686)	$45,206
% Revenue	28.3%	18.5%	15.4%		22.2%

Adjusting Items:
Other income (expense)	172	(37)	8	172	314
Depreciation & amortization	6,895	1,530	441	48	8,915
EBITDA	$46,734	$8,458	$4,708	$(5,466)	$54,435
% Revenue	33.4%	22.4%	17.1%		26.8%

CSW INDUSTRIALS, INC.
Reconciliation of Operating Cash Flow to Free Cash Flow
(Unaudited)

(Amounts in thousands)	Three Months Ended June 30,
	2024	2023
Net cash provided by operating activities	$62,655	$50,257
Less: Capital Expenditures	(3,101)	(4,971)
Free Cash Flow	$59,554	$45,286
Free Cash Flow % Net Income	153.3%	145.8%